Exhibit 23.2

INDEPENDENT AUDITOR'S CONSENT

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration numbers 333-211178 and 333-183355), as well as in the Registration Statements on Form S-8 (Registration numbers 333-181165, 333-191418, and 333-210281) of Preferred Apartment Communities, Inc. of our report dated July 15, 2016, relating to the combined statement of revenues and certain operating expenses for the year ended December 31, 2015 of Grandeville on Avalon Park, which appears in the Current Report on Form 8-K of Preferred Apartment Communities, Inc. filed July 15, 2016, and to the reference to us under the heading "Experts" in such Prospectus, which is part of the Registration Statement on Form S-3 (Registration number 333-211178).

/s/ Insero & Co. CPAs, LLP

Rochester, New York
July 18, 2016